Exhibit 10.1

AMENDMENT NO. 1 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”) is made as of November 5, 2025, by and among HNI CORPORATION, an Iowa corporation (the “Borrower”), the lenders listed on the signature pages hereof (the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”), under that certain Credit Agreement, dated as of September 5, 2025, by and among the Borrower, certain Subsidiaries of the Borrower from time to time party thereto, the lenders party thereto and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the Credit Agreement as amended by this Amendment, the “Amended Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Amended Credit Agreement.

WITNESSETH

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement;

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend the Credit Agreement on the terms and conditions set forth herein;

WHEREAS, the Borrower, the Administrative Agent and the Lenders, which constitute the Required Lenders under and pursuant to the Credit Agreement, have agreed to amend the Credit Agreement on the terms and conditions set forth herein in accordance with Section 10.1 of the Credit Agreement;

WHEREAS, the Borrower and the Administrative Agent have agreed to appoint Bank of America, N.A. as an additional Issuing Lender and Bank of America, N.A. has agreed to accept such appointment on the terms and conditions set forth herein in accordance with Section 2.3(g) of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed to the following:

Section 1.                Amendments to the Credit Agreement.

(a)               Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement is hereby amended to delete the red and green, stricken text (indicated textually in the same manner as the following examples: stricken text and stricken text) therefrom and to add the blue and green, double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), thereto, in each case, as set forth in the marked pages of the form of the Amended Credit Agreement attached as Exhibit A hereto and made a part hereof for all purposes; and

(b)               Subject to the satisfaction of the conditions precedent set forth in Section 2 below, Exhibit 2.1(a) to the Credit Agreement is hereby amended to delete the red and green, stricken text (indicated textually in the same manner as the following examples: stricken text and stricken text) therefrom and to add the blue and green, double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), thereto, in each case, as set forth in the marked pages of the form of such Exhibit attached as Exhibit B hereto and made a part hereof for all purposes.

Section 2.                Amendment No. 1 Effective Date; Condition Precedent. This Amendment shall become effective on the date on which the Administrative Agent shall have received a counterpart of this Amendment executed by the Borrower, the Administrative Agent, Bank of America, N.A. as a Lender and an Issuing Lender, and the other Lenders constituting the Required Lenders (the “Amendment No. 1 Effective Date”).

Section 3.                Representations and Warranties. The Borrower hereby represents and warrants that this Amendment and the Credit Agreement as previously executed and as modified hereby constitute legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.                Reference to the Effect on the Credit Agreement.

(a)               On and after the Amendment No. 1 Effective Date, (i) each reference in the Credit Agreement (including any reference therein to “this Credit Agreement,” “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring thereto) or in any other Credit Document shall mean and be a reference to the Credit Agreement, as modified by this Amendment and (ii) (x) Bank of America, N.A. shall have all the rights and obligations of an Issuing Lender under the Credit Agreement, as modified by this Amendment and (y) references in the Credit Agreement, as modified by this Amendment, to the term “Issuing Lender” shall be deemed to include Bank of America, N.A. in its capacity as an issuer of Letters of Credit under the Credit Agreement, as modified by this Amendment.

(b)               Except as specifically modified by clause (a) of this Section 4, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect, and are hereby ratified and confirmed.

(c)               The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

(d)               Upon satisfaction of the condition set forth in Section 2 hereof this Amendment shall be binding upon all parties to the Credit Agreement.

(e)               Each of the parties hereto agrees and confirms that this Amendment shall not constitute a novation and is not intended to constitute a novation of the Credit Agreement or any other Credit Document or the Obligations thereunder.

(f)                This Amendment shall constitute a Credit Document.

Section 5.                GOVERNING LAW; Waiver of Jury Trial; Jurisdiction. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. The provisions of Sections 10.14 and 10.17 of the Amended Credit Agreement are incorporate herein by reference, mutatis mutandis.

Section 6.                Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

Section 7.                Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[SIGNATURE PAGES FOLLOW]

3

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

HNI CORPORATION,
as the Borrower

By	/s/ Jack D. Herring
	Name:	Jack D. Herring
	Title:	Treasurer and Vice President, Finance

Signature Page to Amendment No. 1 to Credit Agreement
HNI Corporation

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a Revolving Lender, Initial Tranche A Term Lender, and Issuing Lender and in its capacity as Administrative Agent

By:	/s/ Nathan R. Rantala
	Name:	Nathan R. Rantala
	Title:	Managing Director

Signature Page to Amendment No. 1 to Credit Agreement
HNI Corporation

JPMorgan Chase Bank, N.A., as a Revolving Lender, Issuing Lender and Initial Tranche A Term Lender

By:	/s/ Eric B. Bergeson
	Name:	Eric B. Bergeson
	Title:	Authorized Officer

Signature Page to Amendment No. 1 to Credit Agreement
HNI Corporation

U.S. Bank National Association, as a Revolving Lender, Issuing Lender and Initial Tranche A Term Lender

By:	/s/ Tyrone Parker
	Name:	Tyrone Parker
	Title:	Vice President

Signature Page to Amendment No. 1 to Credit Agreement
HNI Corporation

BANK OF AMERICA, N.A. as a Revolving Lender, Issuing Lender and Initial Tranche A Term Lender

By:	/s/ Ryan Martinus
	Name:	Ryan Martinus
	Title:	Senior Vice President

Signature Page to Amendment No. 1 to Credit Agreement
HNI Corporation

Truist Bank, as a Revolving Lender, Issuing Lender and Initial Tranche A Term Lender

By:	/s/ Lisa Garling
	Name:	Lisa Garling
	Title:	Director

Signature Page to Amendment No. 1 to Credit Agreement
HNI Corporation

TD Bank, N.A., as a Revolving Lender and Initial Tranche A Term Lender

By:	/s/ Daniel Tulloch
	Name:	Daniel Tulloch
	Title:	Managing Director

Signature Page to Amendment No. 1 to Credit Agreement
HNI Corporation

BMO Bank, N.A., as a Revolving Lender and Initial Tranche A Term Lender

By:	/s/ Brandon Derusha
	Name:	Brandon Derusha
	Title:	Director

Signature Page to Amendment No. 1 to Credit Agreement
HNI Corporation

HSBC Bank USA, National Association, as a Revolving Lender and Initial Tranche A Term Lender

By:	/s/ Jillian Clemons
	Name:	Jillian Clemons
	Title:	Senior Vice President

Signature Page to Amendment No. 1 to Credit Agreement
HNI Corporation

The Northern Truist Company, as a Revolving Lender and Initial Tranche A Term Lender

By:	/s/ Lisa Decristofaro
	Name:	Lisa Decristofaro
	Title:	SVP

Signature Page to Amendment No. 1 to Credit Agreement
HNI Corporation

MidwestOne Bank, as a Revolving Lender and Initial Tranche A Term Lender

By:	/s/ Kyle Long
	Name:	Kyle Long
	Title:	VP Commercial Banking

Signature Page to Amendment No. 1 to Credit Agreement
HNI Corporation

Exhibit A

Amended Credit Agreement

Exhibit A to Amendment No. 1

Published CUSIP Number:

Revolving Credit CUSIP Number:

CREDIT AGREEMENT

Dated as of September 5, 2025

among

HNI CORPORATION,

as Borrower,

CERTAIN DOMESTIC SUBSIDIARIES OF THE BORROWER FROM TIME TO TIME PARTY HERETO,

as Subsidiary Guarantors

THE LENDERS PARTIES HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A., as Syndication Agent

U.S. BANK NATIONAL ASSOCIATION, TRUIST BANK and, TD BankBANK, N.A. and BOFA SECURITIES, INC.

as Co-Documentation Agents for the Revolving Facility and the Initial Tranche A Facility

U.S. BANK NATIONAL ASSOCIATION, TRUIST SECURITIES, INC. and TD SECURITIES (USA) LLC as Co-Documentation Agents for the Initial Tranche B Facility

JPMORGAN CHASE BANK, N.A., WELLS FARGO SECURITIES, LLC and U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Lead Bookrunners for the Initial Tranche B Facility,

WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., U.S. BANK NATIONAL ASSOCIATION and BOFA SECURITIES, INC.

as Joint Lead Arrangers for the Revolving Facility and the Initial Tranche A Facility,

JPMORGAN CHASE BANK, N.A. and WELLS FARGO SECURITIES, LLC

as Joint Lead Bookrunners for the Initial Tranche B Facility,

and

WELLS FARGO SECURITIES, LLC and JPMORGAN CHASE BANK, N.A.

as Joint Lead Bookrunners for the Revolving Facility and the Initial Tranche A Facility

TABLE OF CONTENTS

PAGE

SECTION 1

DEFINITIONS	1

1.1.	Definitions	1
1.2.	Computation of Time Periods, Etc.	53
1.3.	Accounting Terms; Pro Forma Calculations	53
1.4.	Exchange Rates; Currency Equivalents	5455
1.5.	Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts	55
1.6.	Execution of Documents	55
1.7.	Rates	55
1.8.	Divisions	56
1.9.	Limited Condition Transactions	56

SECTION 2

CREDIT FACILITIES	57

2.1.	Loans	57
2.2.	Swingline Loan Subfacility	5960
2.3.	Letter of Credit Subfacility	6162
2.4.	Provisions Related to Extended Revolving Commitments	65
2.5.	Default Rate	6566
2.6.	Extension and Conversion	66
2.7.	Prepayments	66
2.8.	Termination and Reduction of Commitments	71
2.9.	Fees	72
2.10.	Computation of Interest and Fees	73
2.11.	Pro Rata Treatment and Payments	73
2.12.	Non-Receipt of Funds by the Administrative Agent	75
2.13.	Inability to Determine Interest Rate	76
2.14.	Illegality	79
2.15.	Change in Law	80
2.16.	Indemnity	8182
2.17.	Taxes	82
2.18.	Indemnification; Nature of Issuing Lender’s Duties	85
2.19.	Mitigation Obligations; Replacement of Lenders	86
2.20.	Cash Collateral	87
2.21.	Defaulting Lenders	88
2.22.	Incremental Credit Extensions	90
2.23.	Refinancing Amendments	95
2.24.	Extension of Term Loans; Extension of Revolving Loans	9899
2.25.	Loan Repurchases	102

SECTION 3

REPRESENTATIONS AND WARRANTIES	104

3.1.	Financial Statements	104

i

3.2.	Organization; Existence; Patriot Act Information	104
3.3.	Authorization; Power; Enforceable Obligations	104105
3.4.	Consent: Government Authorizations	105
3.5.	No Material Litigation	105
3.6.	Taxes	105
3.7.	ERISA	105106
3.8.	Governmental Regulations, Anti-Terrorism Laws; Etc	106107
3.9.	Subsidiaries	107108
3.10.	Use of Proceeds	108
3.11.	Contractual Obligations; Compliance with Laws; No Conflicts	108109
3.12.	Accuracy and Completeness of Information	109
3.13.	Environmental Matters	109
3.14.	No Burdensome Restrictions	110
3.15.	Title to Property	110
3.16.	Insurance	110
3.17.	Licenses and Permits	110
3.18.	Labor Matters	110111
3.19.	No Material Adverse Effect	111
3.20.	Solvency	111
3.21.	Authorized Officer	111
3.22.	Security Interests in Collateral	111

SECTION 4

CONDITIONS 111112

4.1.	Conditions to Effective Date	111112
4.2.	Conditions to All Extensions of Credit	113
4.3.	Conditions to Closing Date	113114

SECTION 5

AFFIRMATIVE COVENANTS	117

5.1.	Financial Statements	117
5.2.	Certificates; Other Information	118
5.3.	Notices	119
5.4.	Maintenance of Existence: Compliance with Laws; Contractual Obligations	120
5.5.	Maintenance of Property; Insurance	120121
5.6.	Inspection of Property; Books and Records; Discussions	121
5.7.	Use of Proceeds
5.8.	Covenant to Guarantee Obligations and Give Security	121
5.9.	Transactions with Affiliates	123
5.10.	Payment of Obligations	123
5.11.	Environmental Laws	123
5.12.	Beneficial Ownership; Information	124
5.13.	Maintenance of Ratings	124
5.14.	Lender Calls	124
5.15.	Further Assurances; Additional Security	124

SECTION 6

NEGATIVE COVENANTS	125

6.1.	Indebtedness	125
6.2.	Liens	126127
6.3.	Nature of Business	127128
6.4.	Mergers and Sales of Assets	128
6.5.	Advances, Investments and Loans	129
6.6.	[Reserved]	131
6.7.	Fiscal Year; Organizational Documents	131
6.8.	Limitation on Restricted Actions; No Further Negative Pledges	131
6.9.	Restricted Payments	132
6.10.	Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents	133
6.11.	Financial Covenants	133

SECTION 7

EVENTS OF DEFAULT	134

7.1.	Events of Default	134
7.2.	Acceleration; Remedie	136
7.3.	Rescission of Acceleration	137

SECTION 8

137

AGENCY PROVISIONS	137

8.1.	Appointment and Authority	137
8.2.	Nature of Duties	138
8.3.	Exculpatory Provisions	138
8.4.	Reliance by Administrative Agent	139
8.5.	Notice of Default	139
8.6.	Non-Reliance on Administrative Agent and Other Lenders	140
8.7.	Indemnification	140
8.8.	Administrative Agent in Its Individual Capacity	141
8.9.	Successor Administrative Agent	141
8.10.	Releases of Subsidiary Guarantors and Collateral	142
8.11.	Appointment for Perfection	143144
8.12.	Collateral Matters	144
8.13.	Credit Bidding	145
8.14.	Bank Products	146
8.15.	Erroneous Payments	146

SECTION 9

GUARANTY	148

9.1.	The Guaranty	148
9.2.	Bankruptcy	148
9.3.	Nature of Liability	149
9.4.	Independent Obligation	149
9.5.	Authorization	149

9.6.	Reliance	149
9.7.	Waiver	149
9.8.	Limitation on Enforcement	150
9.9.	Confirmation of Payment	150151
9.10.	Keepwell	151

SECTION 10

MISCELLANEOUS	151

10.1.	Amendments and Waivers	151
10.2.	Notices	155156
10.3.	No Waiver; Cumulative Remedies	157
10.4.	Survival of Representations and Warranties	157
10.5.	Payment of Expenses	157
10.6.	Successors and Assigns; Participations; Purchasing Lenders	159
10.7.	Adjustments; Set-off	164
10.8.	Table of Contents and Section Headings	165
10.9.	Counterparts; Effectiveness: Electronic Execution	165
10.10.	Judgment Currency	166
10.11.	Severability	166
10.12.	Integration	166
10.13.	GOVERNING LAW	166
10.14.	Consent to Jurisdiction and Service of Process	167
10.15.	Confidentiality; Non-Public Information	167
10.16.	Acknowledgments	168
10.17.	Waivers of Jury Trial	169
10.18.	Patriot Act Notice	169
10.19.	Resolution of Drafting Ambiguities	169
10.20.	Press Releases and Related Matters	169
10.21.	Appointment of Borrower	170
10.22.	No Advisory or Fiduciary Responsibility	170
10.23.	Responsible Officers and Authorized Officers	170171
10.24.	Reversal of Payments	171
10.25.	[Reserved]	171
10.26.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	171
10.27.	Certain ERISA Matters	171172
10.28.	QFC Stay Provisions	173

absence of manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above, the Alternate Base Rate shall be determined without regard to clause

(b)       of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Federal Funds Rate, the Prime Rate or One-Month Term SOFR Rate will become effective on the effective date of such change in the Federal Funds Rate, the Prime Rate or One-Month Term SOFR Rate, respectively. Notwithstanding the foregoing, if the Alternate Base Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Alternate Base Rate Loans” means Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Amendment No. 1” means that certain Amendment No. 1 to Credit Agreement, dated as of November 5, 2025, by and among the Borrower, the Lenders party thereto and the Administrative Agent.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Credit Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5314, 5316-5336 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Hold” means, for each Lender, (a) with respect to Revolving Loans, Swingline Loans or LC Obligations, (i) if its Revolving Commitment is in existence at such time, the percentage equal to a fraction (expressed as a decimal) the numerator of which is the Revolving Commitment  of such Lender at such time and the denominator of which is the Aggregate Revolving Committed Amount at such time and (ii) if its Revolving Commitment is not in existence at such time, the percentage equal to a fraction (expressed as a decimal) the numerator of which is the Revolving Committed Funded Exposure of such Lender at such time and the denominator of which is the Revolving Committed Funded Exposure of all Revolving Lenders; provided that, in the case of Section 10.10 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment or Revolving Committed Funded Exposure, as applicable, shall be disregarded in such calculation, (b) with respect to the Initial Tranche A Term Loans, (i) before the Closing Date, a percentage equal to a fraction the numerator of which is such Lender’s Initial Tranche A Term Commitments and the denominator of which is the Initial Tranche A Term Commitments of all Initial Tranche A Term Lenders and (ii) on or after the Closing Date, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Initial Tranche A Term Loans and the denominator of which is the outstanding principal amount of the Initial Tranche A Term Loans of all Initial Tranche A Term Lenders, (c) with respect to the Initial Tranche B Term Loans, (i) before the Closing Date, a percentage equal to a fraction the numerator of which is such Lender’s Initial Tranche B Term Commitments and the denominator of which is the Initial Tranche B Term Commitments of all Initial Tranche B Term Lenders and (ii) on or after the Closing Date, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Initial Tranche B Term Loans and the denominator of which is the outstanding principal amount of the Initial Tranche B Term Loans of all Initial Tranche B Term Lenders and (d) with respect  to Term Loans, (i) before the Closing Date, a percentage equal to a fraction the numerator of which is such Lender’s Initial Term Commitments and the denominator of which is the Initial Term Commitments

(b)       the sum of all Restricted Payments made on or after the Closing Date and prior to such time in reliance on Section 6.9(h), plus all Investments made on or after the Closing Date and prior to such time in reliance on Section 6.5(l), in each case utilizing the Available Amount or portions thereof in effect on the date of any such Restricted Payment or Investment.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any Currency, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(c)(iv).

“Arranger Fee Letter” means that certain Arrangement Fee Letter, dated as of August 30, 2025, among the Joint Lead Arrangers, the Co-Documentation Agents and the Borrower party thereto, as amended, modified, supplemented or replaced from time to time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing  banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” means any of the following products, services or facilities extended to any Credit Party or any Subsidiary by any Bank Product Provider: (a) Cash Management Services; (b) products under any Hedging Agreement and (c) commercial credit card, purchase card and merchant card services; provided, however, that for any of the foregoing to be included as “Obligations” for purposes of a distribution under Section 2.11(c), the applicable Bank Product Provider must have previously provided a Bank Product Provider Notice with respect to such Bank Product to the Administrative Agent which shall provide the following information: (i) the existence of such Bank Product and (ii) the maximum dollar amount (if reasonably capable of being determined) of obligations arising thereunder (the “Bank Product Amount”). The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the Bank Product Provider. Any Bank Product established from and after the time that the Lenders have received written notice from the Borrower or the Administrative Agent that an Event of Default exists, until such Event of Default has been waived in accordance with Section 10.1 shall not be included as “Obligations” for purposes of a distribution under Section 2.11(c).

“Bank Product Amount” has the meaning set forth in the definition of Bank Product.

“Bank Product Debt” means the Indebtedness and other obligations of any Credit Party or Subsidiary relating to Bank Products.

“Bank Product Provider” means any Person that provides Bank Products to a Credit Party or any Subsidiary that is permitted by Section 6.1(e); to the extent that (a) such Person is a Lender, an announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to the then-current Benchmark for any Currency, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than   90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to the then-current Benchmark for any Currency, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clause (a) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.13(c)(i) and (y) ending at the time that a Benchmark Replacement  has replaced such Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.13(c)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

“Bridge Commitment Letter” means that certain Commitment Letter, dated as of August 3, 2025, among JPMorgan, Wells Fargo, WFS and the Borrower, as amended, modified, supplemented or replaced from time to time, including by that certain Joinder to Bridge Commitment Letter, dated as of August 30, 2025, among the Joint Lead Arrangers and Co-Documentation Agents party thereto.

“Bridge Facility” means the Tranche B Bridge Facility described in the Bridge Commitment Letter.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which commercial banks in New York, New York are authorized or required by law to close; provided, however, that with respect to any Foreign Currency Loan, the term “Business Day” shall also exclude any day on which banks are not generally open for foreign exchange dealings between banks in the exchange of the home country of the applicable Foreign Currency.

thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) any Person or two or more Persons acting in concert shall have acquired “beneficial ownership” (within the meaning provided in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 25% or more of the combined voting power of all Voting Stock of the Borrower, (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Borrower then in office,

(c)       the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) or (d) the adoption by the stockholders of the Borrower of a plan or proposal for the liquidation or dissolution of the Borrower.

“Class” when used in reference to any Commitments or Loans refers to whether such Commitments or Loans are (1) Initial Tranche A Term Loans or Initial Tranche A Term Commitments,

(2) Initial Tranche B Term Loans or Initial Tranche B Term Commitments, (3) Incremental Term Loans with the same terms and conditions made on the same day or Incremental Term Loan Commitments in respect thereof, (4) Extended Term Loans (of the same Extension Series) or Commitments in respect thereof or (5) Refinancing Term Loans with the same terms and conditions made on the same day or Refinancing Term Loan Commitments in respect thereof (6) Revolving Commitments or Revolving Loans, (7) Incremental Revolving Commitments with the same terms and conditions made on the same day or Revolving Loans made pursuant thereto, (8) Extended Revolving Loans (of the same Extension Series) or Extended Revolving Commitments in respect thereof or (9) Refinancing Revolving Loans with the same terms and conditions made on the same day or Refinancing Revolving Commitments in respect thereof.

“Closing Date” means the date on which the conditions specified in Section 4.3 are satisfied or waived.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Co-Documentation Agents” means (a) in respect of the Revolving Facility and the Initial Tranche A Facility, U.S. Bank National Association, Truist Bank and, TD Bank, N.A. and BofA Securities, Inc., each in its respective capacity as co-documentation agent for the Revolving Facility and the Initial Tranche A Facility and (b) in respect of the Initial Tranche B Facility, U.S. Bank National Association, Truist Securities, Inc. and TD Securities (USA) LLC, each in its respective capacity as co-documentation agent for the Initial Tranche B Facility.

“Consolidated Funded Secured Indebtedness” means Funded Indebtedness of the Borrower and its Subsidiaries that is secured by a Lien.

“Consolidated Interest Expense” means, as of any date of determination, all Interest Expense (excluding amortization of debt discount and premium, but including the interest component under Finance Leases) for such period of the Borrower and its Subsidiaries on a Consolidated basis.

“Consolidated Net Income” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the net income of the Borrower and its Subsidiaries for that period.

“Consolidated Net Tangible Assets” means, at any time, the amount representing the assets of the Borrower and the Subsidiaries that would appear on a Consolidated balance sheet of the Borrower and its Subsidiaries at such time prepared in accordance with GAAP, less (a) all current liabilities and minority interests and (b) goodwill and other intangibles.

“Continuing Directors” means, during any period of up to 12 consecutive months commencing after the Closing Date, individuals who at the beginning of such 12 month period were directors of the Borrower (together with any new director whose election by the Borrower’s board of directors or shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election was previously so approved).

“Contract Consideration” has the meaning given to such term in Section 2.7(b)(iv)(E).

“Credit Documents” means a collective reference to (i) this Agreement, (ii) Amendment  No. 1,(iii) the Notes, (~~iii~~iv) the LOC Documents, (~~iv~~v) any Joinder Agreement, (~~v~~vi) the Collateral Documents,(vii) the Intercreditor Agreements (as applicable), (viii) the Fee Letters, (~~viii~~ix)any Refinancing Amendment, Incremental Amendment or Extension Amendment and (~~ix~~x) all other agreements to which a Credit Party is a party that are expressly identified as Credit Documents therein (excluding, however, any agreements, instruments or other documents relating to any Bank Product). Any reference in this Agreement or any other Credit Document to a Credit Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Credit Document as the same may be in effect at any and all times such reference becomes operative.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Committed Funded Exposure at such time, plus (b) its unutilized Commitments at such time.

“Credit Party” means any of the Borrower or the Subsidiary Guarantors.

“Currencies” means Dollars and each Foreign Currency, and “Currency” means any of such Currencies.

“Current Assets” means at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be reflected in “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Current Liabilities” means at any date, all amounts that would, in conformity with GAAP, be reflected in “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Consolidated Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all last Business Day of the relevant calendar month, (iii) any Interest Period in respect of any Loan that would otherwise extend beyond the Maturity Date is due on the Maturity Date, (iv) no more than eight

(8) Interest Periods may be in effect at any time and (v) no tenor that has been removed from this definition pursuant to Section 2.13(c)(iv) shall be available for specification in any Notice of Borrowing or Notice of Extension/Conversion. For purposes hereof, SOFR Loans with different Interest Periods shall be considered as separate SOFR Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new SOFR Loan with a single Interest Period.

“Investment” has the meaning set forth in Section 6.5.

“Issuing Lender(s)” means (a) Wells Fargo, (b) JPMorgan and, (c) U.S. Bank National Association and, (d) Bank of America, N.A. and (e) each Revolving Lender that shall have become an Issuing Lender hereunder as provided in Section 2.3(g). Each Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Lender shall, or shall cause such Affiliate to, comply with the requirements of Section 2.3 with respect to such Letters of Credit).

“Issuing Lender Fees” has the meaning set forth in Section 2.9(c).

“Issuing Lender Sublimit” means (a) with respect to Wells Fargo, $41,666,66731,250,000, (b) with respect to JPMorgan, $41,666,66731,250,000, (c) with respect to U.S. Bank National Association, $41,666,666 and31,250,000, (d) with respect to Bank of America, N.A., $31,250,000 and (e) with respect to any Revolving Lender that shall have become an Issuing Lender hereunder as provided in Section 2.3(g), such amount as set forth in the agreement referred to in Section 2.3(g) evidencing the appointment of such Revolving Lender (or its designated Affiliate) as an Issuing Lender.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit 5.8, executed and delivered by each Person required to become a Guarantor in accordance with the provisions of Section 5.8.

“Joint Fee Letter” means that certain Joint Takeout Fee Letter, dated as of August 3, 2025, among JPMorgan, Wells Fargo and WFS and the Borrower, as amended, modified, supplemented or replaced from time to time.

“Joint Lead Arrangers” means with respect to the (i) Revolving Facility and Initial Tranche A Facility, WFS, JPMorgan, U.S. Bank National Association and BofA Securities, Inc., together with their respective successors and assigns, each in its respective capacity as joint lead arranger for the Revolving Facility and Initial Tranche A Facility and (ii) Initial Tranche B Facility, WFS, JPMorgan and U.S. Bank National Association, together with their respective successors and assigns, each in its respective capacity as joint lead arranger for the Initial Tranche B Facility.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement with respect to any Liens on the Collateral that are intended to be junior to the Liens securing the Obligations in a form reasonably satisfactory to the Administrative Agent (pursuant to Required Lenders Negative Consent) and the Borrower.

“Leverage Ratio Increase” has the meaning set forth in Section 6.11.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Limited Condition Transaction” means any acquisition or Investment that (a) is not prohibited hereunder and (b) is not conditioned on the availability of, or on obtaining, third-party financing.

“Limited Condition Transaction Agreement” has the meaning assigned thereto in Section

1.9(a).

“Loan” or “Loans” means a Term Loan, a Revolving Loan and/or a Swingline Loan, as appropriate.

“LOC Commitment” means the commitment of the Issuing Lenders to issue Letters of Credit and with respect to each Revolving Lender, the commitment of such Revolving Lender to purchase participation interests in the Letters of Credit up to such Revolving Lender’s LOC Committed Amount as specified in Exhibit 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Commitment Percentage” means, for each Revolving Lender, the percentage identified as its LOC Commitment Percentage on Exhibit 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.6(c).

“LOC Committed Amount” means, collectively, the aggregate amount of all of the LOC Commitments of the Revolving Lenders to issue and participate in Letters of Credit as referenced in Section 2.3 and, individually, the amount of each Revolving Lender’s LOC Commitment as specified in Exhibit 2.1(a).

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral security for such obligations.

“LOC Fronting Fee” has the meaning set forth in Section 2.9(b).

“LOC Obligations” means, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lenders but not theretofore reimbursed. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with the definition of Letter of Credit Amounts. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule

3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means any Loan bearing interest at a rate based on Term SOFR as provided in Section 2.1(b), other than pursuant to clause (c) of the definition of Alternate Base Rate.

“Solvency Certificate” means a certificate substantially in the form attached hereto as Exhibit

4.3(h).

“Specified Assets” means, collectively, (a) letter of credit rights (other than to the extent the security interest in such letter of credit rights may be perfected by the filing of UCC financing statements) with a value of less than $15,000,000 individually and $30,000,000 in the aggregate, (b) commercial tort claims with an estimated value by the Borrower of less than $15,000,000 individually and $30,000,000 in the aggregate and (c) such assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest therein or perfection thereof are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby.

“Specified Acquisition Agreement Representations” means the representations and warranties made by or with respect to Steelcase and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Borrower or its applicable subsidiary has the right (taking into account any cure provisions) to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition, as a result of a breach of such representation in the Acquisition Agreement.

“Specified Representations” means each of the representations made by the Borrower in Sections 3.2, 3.3, 3.4, 3.8(a), 3.8(b), 3.8(c), 3.8(f) , 3.10(d), 3.20 and 3.11(d)(i).

“Specified Transaction” means (a) any investment that results in a Person becoming a Subsidiary, (b) any Permitted Acquisition or other acquisition or investment outside the ordinary course of business, (c) any Disposition that results in a Subsidiary ceasing to be a Subsidiary of the Borrower or any Disposition of a business unit, line of business or division of the Borrower or a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise and (d) any issuance, incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility), any Restricted Payment, and any Incremental Revolving Commitment, Incremental Revolving Loan or Incremental Term Loan.

“Spot Rate” means, subject to Section 1.4, with respect to any Foreign Currency, the rate provided (either by publication or otherwise provided or made available to the Administrative Agent) by Thomson Reuters Corp. (or equivalent service chosen by the Administrative Agent in its reasonable discretion) as the spot rate for the purchase of such Currency with another currency at a time selected by the Administrative Agent in accordance with the procedures generally used by the Administrative Agent for syndicated credit facilities in which it acts as administrative agent.

“Springing Maturity Date (RC/TLA)” shall mean, in the case of the Revolving Facility and the Term Loan A Facility, the date that is 150 days prior to the maturity date of the Existing Steelcase Notes (or the maturity date of any indebtedness that refinances, is exchanged for or replaces the Existing Steelcase Notes, as such date may be extended in respect thereof), in each case, solely to the extent any  of thethat Existing Steelcase Notes (or such refinancing, exchange for or replacement thereof) remain outstanding on such date, in an aggregate principal amount greater than or equal to $105,000,000.

“Springing Maturity Date (TLB)” shall mean, in the case of the Term Loan B Facility, the date that is 91 days prior to the maturity date of the Existing Steelcase Notes (or the maturity date of any indebtedness that refinances, is exchanged for or replaces the Existing Steelcase Notes, as such date may be extended in respect thereof), in each case, solely to the extent any of thethat Existing Steelcase Notes (or such refinancing, exchange for or replacement thereof) remain outstanding on such date, in an aggregate principal amount greater than or equal to $105,000,000.

“Steelcase” has the meaning set forth in the definition of “Acquisition Agreement”.

“Subordinated Indebtedness” means any Indebtedness (including, without limitation, any intercompany loans) incurred by any Credit Party that is specifically subordinated in right of payment to the prior payment of the Obligations on terms acceptable to the Administrative Agent and the Lenders.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness, in each case, on terms and conditions satisfactory to the Administrative Agent.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors or other managers of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) are at the time owned by such Person directly or indirectly through Subsidiaries. Unless otherwise identified, “Subsidiary” or “Subsidiaries” means Subsidiaries of the Borrower.

“Subsidiary Guarantor” has the meaning set forth in the definition of “Guarantor”. “Surviving Entity” has the meaning set forth in the definition of Acquisition Agreement.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.2(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” means the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.1(a)

“Swingline Exposure” means, with respect to any Lender, an amount equal to the Revolving Percentage of such Lender multiplied by the principal amount of outstanding Swingline Loans.

“Swingline Lender” means Wells Fargo, in its capacity as such.

“Swingline Loan” or “Swingline Loans” has the meaning set forth in Section 2.1(a)

Notwithstanding any other provision contained herein, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be listed on the balance sheet in the financial statements.

(c)       Pro Forma Computations. All pro forma computations required to be made hereunder giving effect to any acquisition or Disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or Disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.1(a) or 5.1(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred  to in Section 3.1), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness).

(d)       Financial Tests. Notwithstanding anything to the contrary herein, financial ratios and tests, including the First Lien Net Leverage Ratio, Secured Net Leverage Ratio and Net Leverage Ratio and compliance with covenants determined by reference to Consolidated EBITDA (including any component definitions thereof) or Consolidated Net Tangible Assets, shall be calculated in the manner prescribed by this Section 1.3 (including with respect to calculations based on the most recent four quarter periods, based on the financial statements referenced in Section 1.3(c)); provided that notwithstanding anything to the contrary in  this Section 1.3(d), (A) when calculating any such ratio or test for purposes of (i) the definition of “Applicable Percentage,” (ii) the definitions of “Asset Sale/Recovery Event Percentage” and “ECF Percentage” and (iii) Section 6.11 (other than for the purpose of determining pro forma compliance with Section 6.11), the events described in this Section 1.3 that occurred subsequent to the end of the applicable period shall not be given pro forma effect, and (B) when calculating any such ratio or test for purposes of the incurrence of Incremental Commitments, Incremental Loans, Incremental Equivalent Debt or other Indebtedness, (i) cash and Cash Equivalents resulting directly from the incurrence of any such Indebtedness shall be excluded from the pro forma calculation of any applicable ratio or test and (ii) all concurrently established Incremental Revolving Commitments shall be deemed to be fully drawn.

(e)       Application of Multiple Relevant Provisions. With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Credit Documents under a specific covenant that does not require compliance with a financial ratio or test (including a test based on the First Lien Net Leverage Ratio, Secured Net Leverage Ratio and/or the Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with or otherwise in the same transaction or series of related transactions with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the LoanCredit Documents under the same covenant that requires compliance with a financial ratio or test (including the First Lien Net Leverage Ratio, Secured Net Leverage Ratio and/or the Net Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (a) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence within the same covenant (it being understood that any Fixed Amount available under any covenant that is reallocated or otherwise utilized under

(b)       any condition to such Limited Condition Transaction or such Indebtedness that the representations and warranties in this Agreement and the other Credit Documents shall be true and correct at the time of consummation of such Limited Condition Transaction or the incurrence of such Indebtedness shall be deemed satisfied if (i) all representations and warranties in this Agreement and the other Credit Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) as of the LCT Test Date, or if such representation speaks as of an earlier date, as of   such earlier date and (ii) as of the date of consummation of such Limited Condition Transaction, (A) the representations and warranties under the relevant definitive agreement governing such Limited Condition Transaction as are material to the lenders providing such Indebtedness (including, if applicable, the Lenders) shall be true and correct, but only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such agreement or otherwise decline to close such Limited Condition Transaction as a result of a breach of such representations and warranties or the failure of  those  representations and warranties to be true and correct and (B) certain of the representations and warranties in this Agreement and the other LoanCredit Documents which are customary for similar “funds certain” financings and required by the lenders (including, if applicable, the Lenders) providing such Indebtedness shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects);

(c)       any financial ratio test or condition to be tested in connection with such Limited Condition Transaction and the availability of such Indebtedness will be tested as of the LCT Test Date, in each case after giving effect to the relevant Limited Condition Transaction and all other transactions in connection therewith (including the incurrence or assumption of any Indebtedness), on a pro forma basis where applicable, and, for the avoidance of doubt, (i) such ratios and baskets shall not be tested at the time of consummation of such Limited Condition Transaction and (ii) if any of such ratios are exceeded or conditions are not met following the LCT Test Date, but prior to the closing of such Limited Condition Transaction, as a result of fluctuations  in such ratio or amount (including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction), at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded and such conditions will not be deemed unmet as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; and

(d)       except as provided in the next sentence, in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the relevant Limited Condition Transaction Agreement is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated (i) on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated. Notwithstanding the foregoing, any calculation of a ratio in connection with determining the Applicable Rate and determining whether or not the Borrower is in compliance with the financial covenants set forth in Section 6.11 shall, in each case be calculated assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.

The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Transactions such that each of the possible scenarios is separately tested.

the aggregate LOC Obligations relating to Letters of Credit issued by such Issuing Lender exceeding such Issuing Lender’s Issuing Lender Sublimit, (c) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or written request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it, (d) the issuance of the Letter of Credit would violate one or more written policies of the Issuing Lender applicable to letters of credit generally or (e) the beneficiary of such Letter of Credit is a Sanctioned Person.

To the extent any Borrower requests an Auto-Extension Letter of Credit in any applicable Letter of Credit Application, such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such extension. Once an  Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit expiration date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.3(a) or otherwise), or

(B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

(b)       Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the applicable Issuing Lender at least three (3) Business Days prior to the requested date of issuance. The applicable Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Revolving Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The applicable Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The applicable Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c)      Participations. Each Revolving Lender upon issuance of a Letter of Credit shall  be deemed to have purchased without recourse a risk participation from the applicable Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, if any, in each case in an amount equal to its LOC CommitmentRevolving Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the applicable Issuing Lender therefor and discharge when due, its LOC CommitmentRevolving Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that the applicable Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall pay to such Issuing Lender its LOC CommitmentRevolving Percentage of such unreimbursed drawing in same day funds on the day of notification by such Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each Revolving Lender to so reimburse the applicable Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Lender  under any Letter of Credit, together with interest as hereinafter provided.

(d)      Reimbursement. Upon any drawing under any Letter of Credit, the applicable Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the applicable Issuing Lender (with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents on the Business Day next succeeding the day such notice is received by the Borrower from the applicable Issuing Lender (the “LC Due Date”).  The unreimbursed amount of each drawing shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage; provided, however, such rate shall be increased by two percent (2%) during each day that such reimbursement obligation is past due. Unless the Borrower shall notify the applicable Issuing Lender and the Administrative Agent by the LC Due Date of its intent to otherwise reimburse such Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. Such reimbursement obligations shall be deemed to be paid upon the making of any such Revolving Loan. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the applicable Issuing Lender, the Administrative Agent, the Revolving Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lenders will promptly notify the Revolving Lenders of the amount of any unreimbursed drawing and each Revolving Lender shall promptly pay to the Administrative Agent for the account of such Issuing Lender in Dollars and in immediately available funds, the amount of  such Revolving Lender’s LOC CommitmentRevolving Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Revolving Lender from the applicable Issuing Lender if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 noon on the Business Day next succeeding the day such notice is received. If such Revolving Lender does not pay such amount to the applicable Issuing Lender in full upon such request, such Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the applicable Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Revolving Lender pays such amount to such Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Overnight Rate and thereafter at a rate equal to the Alternate Base Rate. Each Revolving Lender’s obligation to make such payment to the applicable Issuing Lender, and the right of such Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)       Repayment with Loans. On any day on which the Borrower shall have requested, or been deemed to have requested a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory Borrowing”) shall be immediately made (without giving effect to any termination of the Commitments rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Commitments, as applicable, included in each such Extension Election.

(d)       Extension Amendment. Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent, each Extending Term Lender or Extending Revolving Lender, as applicable, providing an Extended Term Loan or Extended Revolving Commitment, as applicable, thereunder, and, with respect to any Extended Revolving Commitments resulting in an extension of an L/C Issuer’sIssuing Lender’s  obligations with  respect to a Letter of Credit, such L/C Issuer Issuing Lender, or the Swingline Lender’s obligations with respect to a Swingline Loan, the Swingline Lender, which shall be consistent with the provisions set forth in Section 2.24(a) or (b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver in accordance with such Extension Amendment) on the date thereof of each of the conditions set forth in Section 4.2(a) and (b) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Commitments, as applicable, are provided with the benefit of the applicable Credit Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.10 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans required to be paid thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.1(c)), (iii) modify the prepayments set forth in Section 2.7 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) address technical issues relating to funding and payments and (v) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.24, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e)       No conversion or extension of Loans of Commitments pursuant to any Extension in accordance with this Section 2.24 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement. This Section 2.24 shall supersede any provisions in Section 2.19 or 10.1 to the contrary.

2.25.       Loan Repurchases.

(a)       Subject to the terms and conditions set forth or referred to below, a Purchasing Borrower Party may from time to time, in its discretion, conduct modified Dutch auctions to make Auction Purchase Offers, each such Auction Purchase Offer to be managed by an investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent (in such capacity, the  “Auction Manager”) and to be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.25 and the Auction Procedures, in each case, so long as the following conditions are satisfied:

the laws of each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Credit Parties has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the other Credit Documents and to perform the provisions hereof and thereof. Set forth on Schedule 3.2 as of the Effective Date, and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is the following information for each Credit Party: the exact legal name of such Credit Party in the four (4) months prior to the Closing Date, the state of incorporation or organization, the type of organization, the jurisdictions in which such Credit Party is qualified to do business, the chief executive office, the principal place of business, the business phone number, the organization identification  number, the federal tax identification number, the ownership information (e.g. publicly held, if private or partnership, the owners and partners of each of the Credit Parties) and noting whether such entity is a Material Domestic Subsidiary and/or an Excluded Subsidiary. No Credit Party nor any Subsidiary thereof is an EEA Financial Institution.

3.3.	Authorization; Power; Enforceable Obligations.

This Agreement and the other Credit Documents have been duly authorized by all necessary corporate or limited liability company action on the part of the Borrower and the other Credit Parties, and this Agreement constitutes, and upon execution and delivery thereof each Credit Document will constitute, a legal, valid and binding obligation of the Credit Parties executing such documents enforceable against such Credit Parties in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.4.	Consent: Government Authorizations.

(a)       No approval, consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of extensions of credit by the Borrower or the making of the guaranties hereunder or with the execution, delivery or performance of any Credit Documents by the other Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Credit Parties, except such filings as are required to be made with and have been, or will be, made on a timely basis with, the United States Securities and Exchange Commission.

(b)       The grant by any Credit Party of the Liens granted by it pursuant to the Collateral Documents or the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) do not require any consent or approval of, registration or filing with, or any other action  by, any Governmental Authority, except in each case for filings and actions completed on or prior to the Closing Date and as contemplated hereby and by the Collateral Documents necessary to perfect or maintain the Liens on the Collateral granted by the Credit Parties in favor of the Administrative Agent for the benefit of the Secured Parties (including, without limitation, UCC financing statements, filings in the United States Patent and Trademark Office and the United States Copyright Office).

3.5.	No Material Litigation.

(a)       As of the Effective Date, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary in any court or before any arbitrator of any kind or before or by any

(b)       Each of the Lenders and the Issuing Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, hereby irrevocably empower and authorize Wells Fargo (in its capacity as Administrative Agent) to execute and deliver the Collateral Documents, each applicable Intercreditor Agreement and all related documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents and any applicable Intercreditor Agreements. Without limiting the foregoing, each Lender and the Issuing Lenders hereby authorize the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Credit Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Credit Documents.

8.2.	Nature of Duties.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. Without limiting the foregoing, none of the Lenders or  other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any subagents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

None of any Syndication Agent, any Co-Documentation Agent or any Joint Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other LoanCredit Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

8.3.	Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its obligations hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)       shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)       shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that,

Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and LoanCredit Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest). Upon the effectiveness of any resignation or removal (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lenders directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the date on which the Administrative Agent’s resignation or removal is effective), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in  respect of any actions taken or omitted to be taken by any of them while the retiring Administrative  Agent was acting as Administrative Agent and, for the limited purposes specified above, collateral agent.

Any resignation by or removal of Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation or removal as an Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

8.10.       Releases of Subsidiary Guarantors and Collateral.

(a)       A Subsidiary Guarantor shall automatically be released from its obligations under the Guaranty and the Collateral Documents upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor becomes an Excluded Subsidiary (other than solely by reason of such Subsidiary Guarantor becoming an Excluded Subsidiary of the type described in clause (b) of the definition thereof unless such Subsidiary Guarantor ceases to be a Wholly-Owned Subsidiary as a result of a sale, issuance or transfer of capital stock to (A) a third party that is not an Affiliate of the Borrower or (B) an Affiliate of the Borrower if, in the case of this clause (B), such sale or transfer is made for a bona fide business purpose of the Borrower and its Subsidiaries and not for the purpose of evading the requirements of Section 5.8). In connection with any termination or release pursuant to this Section 8.10, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination or release; provided that, if requested by the Administrative Agent, the Borrower has delivered a

10.27. Certain ERISA Matters.

(a)       Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)       such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii)       the transaction exemption set forth in one or more PTEs, such as PTE 8414 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect, and all of the conditions for exemptive relief are satisfied in connection with, to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)       In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, Joint Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such  Lender involved in such Lender’s entrance into, participation, administration of and performance of the Loans, Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any of the rights by the Administrative Agent or a joint Lead Arranger under this Agreement, any LoanCredit Document or any documents related hereto or thereto).